UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ROSEN, BENEDICT P.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  COMMON STOCK             |      |    | |                  |   |           |1,000              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Units           |        |3/31/|J   | |242        |A  |     |     |COMMON STOCK|242    |*      |563         |D  |            |
                      |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |$42.19  |3/9/0|M   | |1          |A  |**   |3/9/2|COMMON STOCK|2,674  |       |2,674       |D  |            |
(Right to Buy)        |        |0    |    | |           |   |     |010  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* STOCK UNITS ACCRUED THROUGH NORDSON'S DIRECTOR'S DEFERRED COMPENSTION PLAN AS OF 3/31/00
AND HAVE ACCRUED ON
A
     PERIODIC BASIS. RECEIPT OF STOCK IS NOT PERMISSIBLE UNTIL THE DIRECTOR CEASES TO BE A DIRECTOR
OR ATTAINS AGE 70,
WHICHEVER
     OCCURS
FIRST.
** GRANT TO REPORTING PERSON OF OPTION TO PURCHASE 2,674 SHARES OF COMMON STOCK UNDER
NORDSON'S 1993
LONG-TERM
     PERFORMANCE PLAN, EXERCISABLE AT 100% BEGINNING
9/9/00.
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
APRIL 5, 2000